Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS SECOND QUARTER EARNINGS OF $282 MILLION

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Company Announces Plan to Realize $400 Million Benefit

through One PNC Initiative; 3,000 Positions to be Eliminated

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New Corporate Structure to Enhance

Customer Experience, Drive Efficiency

PITTSBURGH, July 19, 2005 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported second quarter 2005 earnings of $282 million, or $0.98 per diluted share. Earnings a year ago were $304 million, or $1.07 per diluted share, and earnings for the first quarter of 2005 were $354 million, or $1.24 per diluted share. Earnings for the second quarter of 2005 included integration costs and dilution from operations of $18 million after tax, or $.08 per diluted share, related to the acquisition of Riggs National Corporation. For the first six months of 2005, the company earned $636 million, or $2.22 per diluted share, compared with $632 million, or $2.22 per diluted share, for the first six months of 2004.

“We produced a strong quarter despite challenging capital markets conditions,” said James E. Rohr, chairman and chief executive officer. “Loans, deposits and our customer base continued to grow, and asset quality remained excellent. These strong trends, along with the many early successes of our entry into the Greater Washington, D.C. marketplace, speak to the strength of the PNC franchise.”

Separately, the company announced the plans of its “One PNC” initiative. As a result of this comprehensive effort, PNC intends to save approximately $300 million in costs and achieve at least $100 million in revenue growth on an annual run-rate basis compared with the fourth quarter of 2004.

SECOND QUARTER HIGHLIGHTS

•	The Riggs acquisition was completed on Friday, May 13, 2005. A successful conversion of all Riggs customers to PNC’s systems was completed over the following weekend. Loan and deposit balances as well as customer acquisition in PNC’s new Greater Washington Area met our expectations, and early trends are encouraging.

•	Taxable-equivalent net interest income increased 12 percent compared with a year ago and 6 percent compared with last quarter as a result of increased earning assets and higher yields on assets.

•	Average total loans increased $7.1 billion, or 18 percent, compared with the second quarter of 2004, driven by targeted sales efforts to capitalize on increased market demand. Four percent of the growth was attributable to the Riggs acquisition.

•	Average total deposits increased $7.6 billion, or 16 percent, compared with a year ago, driven by higher certificates of deposit, money market and demand deposit balances, and higher Eurodollar borrowings. The Riggs acquisition accounted for 4 percent of the growth. Compared with a year ago, average interest-bearing deposits increased 17 percent, while average demand and other noninterest-bearing deposits increased 11 percent.

•	Noninterest income increased 2 percent compared with a year ago driven by a 33 percent increase in asset management fees and higher fund servicing revenue. These factors were mostly offset by net securities losses compared with gains in the second quarter of 2004, lower gains on institutional loans held for sale, lower trading revenue and lower equity management gains.

•	Noninterest expense increased 4 percent compared with the sequential quarter driven by the Riggs acquisition. Apart from the impact of the Riggs and State Street Research & Management (SSRM) acquisitions, expenses were flat compared with the sequential quarter due to disciplined expense control.

•	Assets under management at quarter end increased $24 billion, or 6 percent, over the sequential quarter driven primarily by net new business and market appreciation.

•	Asset quality remained very strong. The ratio of nonperforming loans to total loans fell to .27 percent from .41 percent a year ago and .29 percent last quarter.

Return on average common equity was 14.34 percent for the quarter compared with 17.41 percent a year ago and 19.17 percent in the first quarter of 2005.

In addition to the Riggs integration, the second quarter of 2005 was impacted by several unusual factors. The company recorded a benefit of $53 million, or $.12 per diluted share, from a loan recovery that resulted from a litigation settlement. This recovery resulted in a credit to the provision for credit losses. Apart from this impact, the provision for credit losses would have been $26 million, an increase of $18 million over the prior quarter primarily resulting from loan growth, including Riggs. The company also recorded a previously announced charge of $.07 per diluted share related to a balance sheet repositioning that resulted in the realization of net securities and other losses of $31 million pre-tax. The quarter’s results were also impacted by a decrease in trading revenue of $37 million pre-tax, or $.08 per diluted share, and a decrease in equity management gains of $20 million pre-tax, or $.05 per diluted share, relative to the first quarter of 2005. For further information regarding the financial impact of the Riggs acquisition, please see page 13 of this news release.

The Consolidated Financial Highlights accompanying this news release include a reconciliation of total earnings for all business segments to consolidated earnings and a reconciliation of net interest income as reported under generally accepted accounting principles (GAAP) to taxable-equivalent net interest income.

THE ONE PNC INITIATIVE

The One PNC initiative, which began in January, is an ongoing, company-wide review of business practices with goals of enhancing the customer experience and improving the company’s overall efficiency. As a result of this intensive process, the company plans to reorganize its businesses to reduce bureaucracy and to better serve its customer base.

“I am confident that PNC will emerge from this process a much stronger, much more efficient and unified organization,” Mr. Rohr said. “While the One PNC initiative required many difficult decisions, it was necessary that we take dramatic steps to reduce expenses and enhance our revenue growth opportunities. We believe these steps will create powerful operating leverage for PNC and help us provide better customer service.”

The company plans to achieve the $300 million in cost savings through a combination of workforce reduction and other efficiency initiatives. Approximately 3,000 positions will be eliminated, with approximately half of those to be achieved through attrition and elimination of open positions. These changes will result in total implementation costs of approximately $85 million, which will be recorded beginning in the third quarter of 2005 and continuing through 2006.

Plans for enhancing revenue identified through the One PNC initiative include a new correspondent banking initiative through which PNC will offer balance sheet management, treasury management and capital markets services for smaller banks in PNC’s primary geographic footprint, in addition to many others.

Implementation of ideas generated through the One PNC initiative has begun and will continue through the next 24 months, with a majority of the plans to be executed in 2005. The financial benefit of the program is expected to be realized beginning in 2006.

New Corporate Structure

The company’s banking businesses will be reorganized into units comprising consumer and institutional activities in order to increase the span of control and to eliminate layers of management. The consumer business, which will include the consumer and small business banking, wealth management and brokerage businesses, will be led by PNC President Joseph C. Guyaux. The institutional business, which will include middle market and corporate finance, business credit, real estate finance, capital markets and leasing, will be led by Vice Chairman William S. Demchak. Mr. Demchak will continue to oversee the company’s asset and liability management and equity management activities. Richard J. Johnson, who is currently the director of finance, will succeed Mr. Demchak as chief financial officer. Messrs. Demchak, Guyaux and Johnson will report to Mr. Rohr. These changes will take effect following the filing of the company’s second quarter 2005 Form 10-Q. To read biographies of these PNC leaders, please visit PNC’s corporate website at www.pnc.com.

BUSINESS SEGMENT RESULTS

Banking Businesses

Regional Community Banking

Regional Community Banking earned $137 million for the quarter compared with $125 million a year ago and $121 million for the first quarter of 2005. The 10 percent increase over the second quarter of 2004 and 13 percent increase over the first quarter of 2005 were driven by continued customer and balance sheet growth and a sustained focus on expense management.

Regional Community Banking results in the second quarter were highlighted by:

•	Customer growth continued. Consumer and small business checking relationships grew by a net 99,000 compared with March 2005 due to the Riggs acquisition as well as strong new customer acquisition and retention. Excluding the impact of the Riggs acquisition, total consumer and small business checking relationships increased 5 percent over the past year.

•	Average loan balances increased $1.3 billion, or 7 percent, over the previous quarter, and $2.6 billion, or 15 percent over a year ago. The Riggs acquisition accounted for the majority of the growth over last quarter, while ongoing success in small business and home equity lending contributed to the growth in both periods.

•	Average deposit balances increased $1.7 billion, or 4 percent, over the previous quarter and $3.2 billion, or 9 percent, over the prior year. The Riggs acquisition accounted for the majority of the growth over the previous quarter.

•	Noninterest expenses increased $9 million compared with the second quarter of 2004 and $17 million over the sequential quarter. Excluding the addition of $14 million in ongoing Riggs expenses, noninterest expense was lower than last year’s second quarter and relatively unchanged compared with the first quarter of 2005. For the first six months of 2005, Regional Community Banking’s efficiency ratio has improved 300 basis points over the same period of 2004.

•	The Riggs acquisition added 51 branches and 144 ATMs. The networks now total 825 branches and 3,788 ATMs.

•	Credit quality remained strong. The increased provision for credit losses was attributable primarily to growth in the small business loan portfolio.

Wholesale Banking

Wholesale Banking earned $144 million in the second quarter, compared with $113 million for the same period a year ago and $110 million for the first quarter of 2005. The higher earnings compared with both prior periods reflected a negative provision for credit losses of $48 million as a result of a $53 million loan recovery, compared with an $8 million provision in the second quarter of 2004 and a negative provision of $4 million in the first quarter of 2005. In addition to the provision benefit, the higher earnings compared with the sequential quarter were driven by increases in taxable-equivalent net interest income and net gains on sales of commercial mortgages, partially offset by lower income from capital markets activity. In the comparison with a year ago, the provision benefit and an increase in taxable-equivalent net interest income were partially offset by lower net gains on institutional loans held for sale.

Wholesale Banking results in the second quarter were highlighted by:

•	Average loan balances increased $1.4 billion, or 8 percent, over the previous quarter and $2.6 billion, or 16 percent, over a year ago. The increases were driven by continued strong customer demand and the Riggs acquisition.

•	Average deposits increased $2.2 billion, or 31 percent, compared with the year-earlier period. The increase was driven by sales of treasury management products, a larger commercial mortgage servicing portfolio, and strong liquidity positions within our customer base.

•	Taxable-equivalent net interest income increased $11 million compared with the year ago period and $6 million compared with the prior quarter as a result of higher loan and deposit balances.

•	Noninterest expense was essentially flat compared with the sequential quarter due to disciplined expense control.

PNC Advisors

PNC Advisors earned $25 million for the second quarter of 2005 compared with $27 million a year ago and $28 million for the first quarter of 2005. The lower earnings compared with a year ago reflected higher expenses associated with various one-time items partially offset by higher investment management revenue and net interest income. The lower earnings compared with the sequential quarter resulted from higher expenses associated with various one-time items. Average consumer loans outstanding at PNC Advisors increased 18 percent and average deposits increased 6 percent compared with the second quarter of 2004. These increases reflected the success of our local, relationship-based sales initiatives.

Assets under management at PNC Advisors totaled $50 billion at June 30, 2005 compared with $49 billion at June 30, 2004 and March 31, 2005.

Asset Management and Processing Businesses

BlackRock

BlackRock earned $53 million for the quarter compared with $48 million a year ago and $47 million for the first quarter of 2005. The higher earnings compared with both prior periods were primarily due to higher advisory fees driven by a growing base of assets under management. Total revenue reached a record $271 million.

Assets under management at BlackRock increased to a record $414 billion at June 30, 2005 compared with $391 billion at March 31, 2005 primarily driven by new business and market appreciation.

BlackRock is approximately 70 percent owned by PNC and is consolidated into PNC’s financial statements. Accordingly, approximately 30 percent of BlackRock’s earnings are recognized as minority interest expense in the Corporation’s consolidated income statement and are reflected on a separate line in the Business Earnings table in the Consolidated Financial Highlights.

PFPC

PFPC earned $24 million for the quarter compared with $17 million a year ago and $23 million for the first quarter of 2005. The higher earnings compared with the year earlier period were attributable to improved operating leverage and strong performances from custody services, securities lending, managed account services and offshore operations, as well as reduced intercompany debt financing costs. Fund servicing revenue increased 11 percent compared with a year ago. Earnings for the second quarter of 2004 included a $3 million after-tax benefit from the accretion of a discounted client contract liability, which ended in May 2004. Earnings for the first quarter of 2005 reflected a $6 million after-tax gain related to the resolution of a client contract dispute offset by a $5 million after-tax charge related to PFPC’s prepayment of intercompany debt.

PFPC provided accounting/administration services for $766 billion of net fund assets and provided custody services for $462 billion of fund assets at June 30, 2005. Increases in these statistics over a year ago reflected new business and asset inflows from existing customers. Total fund assets serviced by PFPC were $1.9 trillion at June 30, 2005 compared with $1.6 trillion a year earlier.

“Other”

The “Other” category includes asset and liability management activities, related net securities gains or losses, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead and intercompany eliminations. A net loss of $85 million was reported in “Other” for the quarter compared with a net loss of $12 million a year ago and earnings of $39 million last quarter. Second quarter 2005 results included the impact of the Riggs integration costs of $19 million after-tax. The higher loss compared with the second quarter of 2004 also reflected $26 million in net securities losses compared with $14 million in net securities gains a year ago, lower equity management gains and lower trading revenue. First quarter 2005 results included a benefit of $45 million arising from the reversal of a deferred tax liability related to the transfer of PNC’s ownership in BlackRock from PNC Bank, N.A. to our intermediate bank holding company.

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $541 million for the quarter compared with $485 million a year ago and $512 million in the first quarter of 2005. The increases over both prior periods resulted from higher income associated with increased interest-earning assets partially offset by higher costs of deposits. The net interest margin in the second quarter was 3.00 percent compared with 3.18 percent a year ago and 3.02 percent last quarter. The decrease in net interest margin compared with the second quarter of 2004 resulted from narrower interest rate spreads caused by lower margins earned on loans, higher costs of deposits and higher average trading account balances. These factors were partially offset by a higher contribution from noninterest-bearing funding sources.

Noninterest income totaled $925 million for the second quarter compared with $910 million a year ago and $973 million last quarter. The decrease compared with the sequential quarter resulted primarily from lower trading revenues, lower equity management gains and higher net securities losses. These factors were partially offset by higher asset management fees, higher consumer-related fees and higher gains on sales of commercial mortgages. The increase compared with a year ago resulted from higher asset management, fund servicing and consumer-related fees, which were mostly offset by net securities losses compared with net securities gains, lower equity management gains, lower trading revenue and lower net gains on institutional loans held for sale.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense totaled $1.04 billion for the quarter compared with $.91 billion a year ago and $1.00 billion for the sequential quarter. The increases over both prior periods were driven by the addition of Riggs and SSRM. Apart from the impact of the acquisitions, noninterest expenses were essentially unchanged compared with the sequential quarter due to disciplined expense control.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $90.7 billion at June 30, 2005 compared with $73.1 billion a year ago and $83.4 billion at March 31, 2005. The increases in assets compared with both prior periods reflected increases in loan and securities balances, in part due to the Riggs acquisition.

Average total loans of $47.1 billion for the quarter increased $7.1 billion over a year ago and $3.2 billion over the sequential quarter. The increases were driven by continued improvements in market loan demand and targeted sales efforts across our banking businesses, as well as the Riggs acquisition.

Average total securities balances for the quarter increased $2.0 billion compared with the previous quarter primarily due to the Riggs acquisition.

Average deposits of $56.6 billion for the quarter increased $7.6 billion over a year ago and $3.3 billion over the sequential quarter. The increase compared with the prior quarter was driven by the Riggs acquisition and continued customer growth. The increase compared with a year ago was driven by higher certificates of deposit, money market and demand deposit balances, as well as higher Eurodollar borrowings and the Riggs acquisition.

During the second quarter of 2005, the company issued 6.6 million shares for the acquisition of Riggs and repurchased .3 million common shares at an average cost of $53.84 per share. The impact on PNC’s capital of the Riggs and SSRM acquisitions has restricted share repurchases and will continue to do so over the next several quarters.

ASSET QUALITY REVIEW

Overall asset quality remained strong due to our continued focus on lending that meets our risk-reward parameters. The provision for credit losses for the quarter was a credit of $27 million compared with a charge of $8 million a year ago and for the sequential quarter. The decrease in the provision despite growth in loan balances compared with both prior periods was attributable to the $53 million loan recovery. Apart from this impact, the provision increased compared with both prior periods due to increases in loans.

Net recoveries were $38 million for the quarter compared with net charge-offs of $26 million a year ago and $12 million last quarter. Excluding the large loan recovery, second quarter 2005 net charge-offs were $15 million.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Vice Chairman and Chief Financial Officer William S. Demchak will hold a conference call for investors today at 4:30 p.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at 800-990-2718 (domestic) or 706-643-0187 (international). A taped replay of the call will be available for one week at 800-642-1687 (domestic) and 706-645-9291 (international); enter conference ID 7411123. A slide presentation to accompany the conference call remarks may be found on PNC’s website at www.pnc.com under “For Investors.”

In addition, internet access to the call (listen-only) and to PNC’s second quarter 2005 earnings release and supplementary financial information will be available on PNC’s website at www.pnc.com under “For Investors.” A replay of the webcast will be available on PNC’s website for 30 days.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

In addition to factors that we have disclosed in our 2004 annual report on Form 10-K, our first quarter 2005 report on Form 10-Q, and in other reports that we file with the SEC (accessible on the SEC’s website at www.sec.gov and on or through PNC’s corporate website at www.pnc.com) and those that we may discuss elsewhere in this news release, PNC’s forward-looking statements are subject to, among others, the following risks and uncertainties, which could cause actual results or future events to differ materially from those that we anticipated in our forward-looking statements or from our historical performance:

•	changes in political, economic or industry conditions, the interest rate environment, or the financial and capital markets (including as a result of actions of the Federal Reserve Board affecting interest rates, the money supply, or otherwise reflecting changes in monetary policy), which could affect: (a) credit quality and the extent of our credit losses; (b) the extent of funding of our unfunded loan commitments and letters of credit; (c) our allowances for loan and lease losses and unfunded loan commitments and letters of credit; (d) demand for our credit or fee-based products and services; (e) our net interest income; (f) the value of assets under management and assets serviced, of private equity investments, of other debt and equity investments, of loans held for sale, or of other on-balance sheet or off-balance sheet assets; or (g) the availability and terms of funding necessary to meet our liquidity needs;

•	the impact on us of legal and regulatory developments, including the following: (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to tax laws; and (e) changes in accounting policies and principles, with the impact of any such developments possibly affecting our ability to operate our businesses or our financial condition or results of operations or our reputation, which in turn could have an impact on such matters as business generation and retention, our ability to attract and retain management, liquidity and funding;

•	the impact on us of changes in the nature and extent of our competition;

•	the introduction, withdrawal, success and timing of our business initiatives and strategies;

•	customer acceptance of our products and services, and our customers’ borrowing, repayment, investment and deposit practices;

•	the impact on us of changes in the extent of customer or counterparty delinquencies, bankruptcies or defaults, which could affect, among other things, credit and asset quality risk and our provision for credit losses;

•	the ability to identify and effectively manage risks inherent in our businesses;

•	how we choose to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in our businesses;

•	the impact, extent and timing of technological changes, the adequacy of intellectual property protection, and costs associated with obtaining rights in intellectual property claimed by others;

•	the timing and pricing of any sales of loans or other financial assets held for sale;

•	our ability to obtain desirable levels of insurance and to successfully submit claims under applicable insurance policies;

•	the relative and absolute investment performance of assets under management; and

•	the extent of terrorist activities and international hostilities, increases or continuations of which may adversely affect the economy and financial and capital markets generally or us specifically.

Our future results are likely to be affected significantly by the results of the implementation of our One PNC initiative, as discussed in this news release. Generally, the amounts of our anticipated cost savings and revenue enhancements are based to some extent on estimates and assumptions regarding future business performance and expenses, and these estimates and assumptions may prove to be inaccurate in some respects. Some or all of the above factors may cause the anticipated expense savings and revenue enhancements from that initiative not to be achieved in their entirety, not to be accomplished within the expected time frame, or to result in implementation charges beyond those currently contemplated or some other unanticipated adverse impact. Furthermore, the implementation of cost savings ideas may have unintended impacts on our ability to attract and retain business and customers, while revenue enhancement ideas may not be successful in the marketplace or may result in unintended costs. Assumed attrition required to achieve workforce reductions may not come in the right places or at the right times to meet planned goals.

In addition, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing. In particular, acquisitions may be substantially more expensive to complete (including the integration of the acquired company) and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs and expenses arising as a result of those issues. Recent acquisitions, including our acquisition of Riggs National Corporation, continue to present the integration and other post-closing risks and uncertainties described above.

You can find additional information on the foregoing risks and uncertainties and additional factors that could affect the results anticipated in our forward-looking statements or from our historical performance in the reports that we file with the SEC. You can access our SEC reports on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com.

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our majority-owned subsidiary BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

The PNC Financial Services Group, Inc. is one of the nation’s largest diversified financial services organizations, providing consumer and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

[TABULAR MATERIAL FOLLOWS]

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	For the three months ended			For the six months ended
Dollars in millions, except per share data Unaudited	June 30 2005	March 31 2005	June 30 2004	June 30 2005	June 30 2004
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (a)	$541	$512	$485	$1,053	$982
Noninterest income	925	973	910	1,898	1,821

Total revenue	$1,466	$1,485	$1,395	$2,951	$2,803

Net income	$282	$354	$304	$636	$632

Diluted earnings per common share	$.98	$1.24	$1.07	$2.22	$2.22

Cash dividends declared per common share	$.50	$.50	$.50	$1.00	$1.00

SELECTED RATIOS

Net interest margin	3.00%	3.02%	3.18%	3.01%	3.24%
Noninterest income to total revenue (b)	63	66	65	65	65
Efficiency (C)	71	68	65	69	65
Return on
Average common shareholders’ equity	14.34%	19.17%	17.41%	16.68%	18.13%
Average assets	1.29	1.72	1.66	1.50	1.73

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform to the current period presentation.

(a)	The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. To provide more meaningful comparisons of yields and margins for all earning assets, we have increased the interest income earned on tax-exempt assets to make it fully equivalent to interest income on other taxable investments.

The following is a reconciliation of net interest income as reported in the Consolidated Income Statement to net interest income on a taxable-equivalent basis (in millions):

	For the three months ended			For the six months ended
	June 30 2005	March 31 2005	June 30 2004	June 30 2005	June 30 2004
Net interest income, GAAP basis	$534	$506	$481	$1,040	$975
Taxable-equivalent adjustment	7	6	4	13	7

Net interest income, taxable-equivalent basis	$541	$512	$485	$1,053	$982

(b)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(c)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	For the three months ended			For the six months ended
In millions Unaudited	June 30 2005	March 31 2005	June 30 2004	June 30 2005	June 30 2004
BUSINESS EARNINGS SUMMARY AND RECONCILIATION TO TOTAL CONSOLIDATED RESULTS (a)
Banking businesses
Regional Community Banking	$137	$121	$125	$258	$227
Wholesale Banking	144	110	113	254	235
PNC Advisors	25	28	27	53	58

Total banking businesses	306	259	265	565	520

Asset management and processing businesses
BlackRock	53	47	48	100	103
PFPC	24	23	17	47	33

Total asset management and processing businesses	77	70	65	147	136

Total business segment earnings	383	329	330	712	656
Minority interest in income of BlackRock	(16)	(14)	(14)	(30)	(30)
Other	(85)	39	(12)	(46)	6

Total consolidated	$282	$354	$304	$636	$632

Dollars in millions, except per share data Unaudited	June 30 2005	March 31 2005	June 30 2004
BALANCE SHEET DATA
Assets	$90,738	$83,359	$73,119
Loans, net of unearned income	49,317	44,674	40,835
Allowance for loan and lease losses	628	600	593
Securities	20,437	18,449	14,954
Loans held for sale	2,275	2,067	1,457
Deposits	58,673	55,169	49,994
Borrowed funds	18,206	14,514	10,937
Allowance for unfunded loan commitments and letters of credit	84	78	84
Shareholders’ equity	8,243	7,579	7,064
Common shareholders’ equity	8,235	7,571	7,056
Book value per common share	28.35	26.78	25.01
Common shares outstanding (millions)	290	283	282
Loans to deposits	84%	81%	82%

ASSETS UNDER MANAGEMENT (billions)	$456	$432	$350

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$766	$745	$665
Custody assets	462	462	416

CAPITAL RATIOS
Tier 1 Risk-based (b)	8.4%	8.7%	9.1%
Total Risk-based (b)	11.9	12.6	12.9
Leverage (b)	7.3	7.3	7.7
Tangible common (c)	5.1	5.3	5.6
Common shareholders’ equity to assets	9.08	9.08	9.65

ASSET QUALITY RATIOS
Nonperforming assets to loans, loans held for sale and foreclosed assets	.32%	.35%	.49%
Nonperforming loans to loans	.27	.29	.41
Net charge-offs to average loans (for the three months ended) (d)	(.32)	.11	.26
Allowance for loan and lease losses to loans	1.27	1.34	1.45
Allowance for loan and lease losses to nonperforming loans	476	458	351

(a)	See the Review of Businesses section of Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2004 (2004 Form 10-K) and of our Quarterly Report on Form 10-Q for the first quarter of 2005 for additional information regarding presentation of results for our business segments. Our business segment information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses change.
(b)	Estimated for June 30, 2005.
(c)	Common shareholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets (excluding mortgage servicing rights).
(d)	This ratio reflects the impact of a $53 million loan recovery during the second quarter of 2005. Excluding the impact of this recovery, the ratio of net charge-offs to average loans for the second quarter of 2005 would have been .13%.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

Impact of Riggs National Corporation (Riggs) Acquisition on Consolidated Results

In millions

Unaudited

Income Statement Data

		Riggs
For the three months ended June 30, 2005	PNC Excluding Riggs	Ongoing Operations		Integration Costs		Consolidated PNC
Net interest income (taxable-equivalent basis)	$524	$17				$541
Noninterest income	917	8				925
Provision for credit losses	(32)			$5		(27)
Total noninterest expense	998	23		15		1,036
Income taxes	159	1		(1	)(a)	159
Net income (loss)	300	1		(19)		282

Diluted earnings (loss) per share impact	$1.06	$(.01	)(b)	$(.07)		$.98

(a)	Includes deferred state income taxes of approximately $6 million, net of federal income tax benefit, established for PNC.
(b)	Reflects the dilutive impact of 6.6 million additional common shares issued to acquire Riggs.

Period-end Balance Sheet Data As of June 30, 2005	PNC Excluding Riggs	Riggs	Consolidated PNC
Loans
Commercial lending	$25,265	$1,242	$26,507
Consumer	16,107	463	16,570
Residential mortgages	5,404	1,104	6,508
Other, including total unearned income	(292)	24	(268)

Total loans, net of unearned income	$46,484	$2,833	$49,317

Deposits
Interest-bearing	$42,233	$2,689	$44,922
Noninterest-bearing	12,972	779	13,751

Total deposits	$55,205	$3,468	$58,673

Average Balance Sheet Data For the three months ended June 30, 2005

Average loans, net of unearned income
Commercial lending	$23,931	$641	$24,572
Consumer	15,944	251	16,195
Residential mortgages	5,157	585	5,742
Other	625	2	627

Total average loans, net of unearned income	$45,657	$1,479	$47,136

Average deposits
Interest-bearing	$42,231	$1,419	$43,650
Demand and other noninterest-bearing	12,570	417	12,987

Total average deposits	$54,801	$1,836	$56,637